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                                                                    EXHIBIT 3.11

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION

The undersigned hereby execute and certify this Certificate of Amendment for the purpose of amending its Articles of Incorporation under the California Corporations Code:

1. They are the president and the secretary, respectively of Oliver & Winston, Inc., a California corporation.

2. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

                  The name of this corporation is Winston Tire Company

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
         Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 181,942. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


DATE:  10/7/99
                                                  /s/ Donald C. Roof
                                                  ------------------------
                                                  Donald C. Roof, President



                                                  /s/ J. Michael Gaither
                                                  ------------------------
                                                  J. Michael Gaither, Secretary